Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Kirk Thompson
615 J.B. Hunt Corporate Drive	President and
Lowell, Arkansas 72745	Chief Executive Officer
(NASDAQ: JBHT)	(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. RAISES DIVIDEND AND AUTHORIZES SHARE
REPURCHASE PROGRAM

LOWELL, ARKANSAS, December 14, 2004 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced today that its Board of Directors raised the Company’s quarterly dividend from 3 cents to 12 cents per outstanding share of  common stock and authorized the repurchase of up to $100 million of its common stock over the next year.

“J.B. Hunt Transport Services has shown tremendous success in improving margins over the last several years.  We have been executing a clear strategy of rebuilding our Truck and Dedicated Contract Services’ earnings potential while paying off virtually all of our debt on the balance sheet.  At this point, we are likely facing a prolonged, sustainable period of strong cash generation from operating activities associated with those businesses and our industry leading Intermodal franchise.  Acquisitions have never been our preferred method of growth and we do not anticipate a situation that would warrant a large investment of cash for such a purpose.  We project our cash flow to be more than adequate to fund the internal growth anticipated across our three business segments.  We fully expect to have the flexibility to invest in these growth opportunities while returning value to our shareholders through a substantial increase in the dividend and a share repurchase program.  This action is based upon our long-term expectations of strong cash flow and not upon any change in our outlook for earnings for the current quarter or for 2005,” stated Kirk Thompson, President and Chief Executive Officer.

The cash dividend is payable February 18, 2005, to shareholders of record on January 31, 2005.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including,  but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2003.  We assume no obligation to update any forward looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at the Company’s web site:  www.jbhunt.com.